As filed with the Securities and Exchange Commission on October 13, 2004
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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LOJACK CORPORATION
(Exact name of registrant as specified in its charter)
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Massachusetts (State or other jurisdiction of incorporation or organization)	04-2664794 (I.R.S. Employer Identification Number)

200 Lowder Brook Drive, Suite 1000
Westwood, Massachusetts 02090
(781) 251-4700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
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Keith E. Farris, Vice President of Finance and Chief Financial Officer
LoJack Corporation
200 Lowder Brook Drive, Suite 1000
Westwood, Massachusetts 02090
(781) 251-4700
(Name, address, including zip code, telephone number, including area code, of agent for service)
_________________

Copy to:
Michael A. Matzka, Esq.
Sullivan & Worcester LLP
One Post Office Square
Boston, Massachusetts 02109
(617) 338-2800
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        Approximate date of commencement of proposed sale to the public: From time to time or at one time after the effective date of the Registration Statement as determined by the Registrant.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _______

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _______

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $.01 par value per share	1,752,656	$11.57	$20,278,229.92	$2,575.34

Preferred Stock Purchase Rights(3)		N/A	N/A	N/A

(1)	Represents the maximum number of shares of our common stock that we may issue to holders of interim notes and exchangeable shares of 4246624 Canada Inc., our wholly owned Canadian subsidiary that we refer to as ExchangeCo in this registration statement (other than any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions pursuant to Rule 416(a) under the Securities Act of 1933, as amended). The interim notes and exchangeable shares are to be issued by ExchangeCo pursuant to a Combination Agreement, dated as of August 16, 2004, between us, ExchangeCo and Boomerang Tracking Inc., and related plan of arrangement, to Boomerang shareholders in connection with our combination with Boomerang. The actual number of shares of our common stock that we may issue depends on (1) the aggregate number of Boomerang Class A shares and options to purchase Boomerang Class A shares outstanding immediately prior to the effective time of the combination, (2) the proportion of the consideration payable in the combination which the Boomerang shareholders elect to receive in the form of interim notes and/or exchangeable shares of ExchangeCo, and (3) the weighted average trading price of shares of our common stock on the Nasdaq National Market for the 20 consecutive trading days ending on the day that is three business days prior to the effective date of the combination, expressed in Canadian dollars. We will file a post-effective amendment to this registration statement after the effective time of the combination with Boomerang to deregister any excess shares registered hereunder, based upon the actual number of exchangeable shares and interim notes issued by ExchangeCo in the combination. For more information regarding the events under which we will issue our common stock covered by this registration statement, please see “Plan of Distribution” included in the prospectus made a part of this registration statement.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on the average of the high and low sales prices of our common stock as reported on the Nasdaq National Market on October 7, 2004.

(3)	This registration statement also relates to preferred stock purchase rights to purchase shares of our Series B Junior Participating Preferred Stock, which attach, pursuant to the terms of our Rights Agreement, to all shares of our common stock issued. Until the occurrence of prescribed events, the rights are not exercisable, are evidenced by the certificates for our common stock and will be transferred with any and only with such stock. Because no separate consideration is paid for the preferred stock purchase rights, the registration fee therefore is included in the fee for the common stock. See “Description of Our Capital Stock – Rights Agreement” included in the prospectus made a part of this registration statement, for a discussion of the preferred stock purchase rights.

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        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated October 13, 2004

PROSPECTUS

1,752,656 Shares

LOJACK CORPORATION

Common Stock

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        This prospectus relates to the shares of our common stock that we may issue to holders of interim notes and exchangeable shares of 4246624 Canada Inc., our wholly owned Canadian subsidiary that we refer to as ExchangeCo in this prospectus. The interim notes and exchangeable shares are to be issued by ExchangeCo pursuant to a Combination Agreement, dated as of August 16, 2004, between us, ExchangeCo and Boomerang Tracking Inc., and related plan of arrangement, to Boomerang shareholders in connection with our combination with Boomerang. The interim notes and exchangeable shares of ExchangeCo generally entitle the holders thereof to receive one of our common shares for each interim note or exchangeable share. Because the shares of our common stock offered by this prospectus will be issued only in respect of the interim notes and exchangeable shares of ExchangeCo, we will not receive any cash proceeds from this offering. We are paying all expenses of registration incurred in connection with this offering. For more information regarding the events under which we will issue our common stock covered by this registration statement, please see “Plan of Distribution” in this prospectus. The Combination Agreement and related plan of arrangement have been filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” in this prospectus.

        Investing in our common stock involves risks. See “Risk Factors” beginning on page 1.

        Our common stock is traded on the Nasdaq National Market under the symbol “LOJN.” On October 7, 2004, the last reported sales price of our common stock was $11.60 per share.

        Our principal executive offices are located at 200 Lowder Brook Drive, Suite 1000, Westwood, Massachusetts 02090, and our telephone number is (781) 251-4700.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________________, 2004

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ABOUT THIS PROSPECTUS

        You should rely only on the information incorporated by reference or provided in this document. We have not authorized anyone to provide you with different information. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities in any state or jurisdiction where the offer is not permitted. The information contained in this prospectus is accurate only as of its date, and you should not assume that the information in this prospectus is accurate as of any other date. Our business, financial condition, results of operations and prospects may have changed since that date.

        This prospectus provides you with a general description of our common stock that will be issued pursuant to this prospectus. The registration statement, of which this prospectus forms a part, filed with the Securities and Exchange Commission, or SEC, includes exhibits that provide more details about the matters discussed in this prospectus. You should read this prospectus, the registration statement, and the related exhibits filed with the SEC, together with the additional information described under the heading “Documents Incorporated By Reference” before you make an investment decision.

THE COMPANY

        We have been organized as a Massachusetts corporation since 1978. Our primary business is the marketing of wireless security and location products and services worldwide and we are the global leader in stolen vehicle recovery. Our principal executive office is located at 200 Lowder Brook Drive, Suite 1000, Westwood, Massachusetts 02090, and our telephone number is (781) 251-4700. Our website address is http://www.lojack.com. The information contained on, or linked from, our website is not a part of this prospectus.

(ii)

        Unless the context otherwise requires, all references in this prospectus to “we,”“us,” “our” or “LoJack” refer to LoJack Corporation and our consolidated subsidiaries.

RISK FACTORS

        You should carefully consider the following risks and all other information set forth and incorporated by reference in this prospectus, including our consolidated financial statements and the related notes, before making an investment decision. Our business, prospects, reputation, financial condition, or results of operations could be harmed by any of these risks.  In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.  This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks described below and elsewhere in this prospectus. See the section of this prospectus entitled “Forward-Looking Statements.”

Risks Relating to Our Business

Any negative impact on the sales, licensing and marketing efforts of our principal product would adversely affect our business and results of operations.

        Our business depends on the sale, licensing and market acceptance of one principal product, our LoJack Stolen Vehicle Recovery System, or LoJack System, and related products and services. Because our revenues are dependent on the success of one principal product, any factor affecting the marketability of our LoJack System could have a material adverse affect on our business and results of operations, perhaps significantly. Factors that could harm the successful sale and licensing of the LoJack System include all of the factors discussed under “Risk Factors” including, among others:

•	if automobile dealers with whom we have relationships stop selling our LoJack System in connection with their vehicle sales;

•	if law enforcement agencies who currently utilize our LoJack System do not renew our service contracts;

•	if our foreign licensees are unable to establish a market for our LoJack System in their jurisdictions;

•	if we are unable to develop enhancements to our LoJack System as required by market demand;

•	if we are unable to protect our proprietary rights in our LoJack System; or

•	if one or more of our competitors introduces a product or system that makes our LoJack System obsolete or ineffective.

Failure to procure and maintain service contracts with local law enforcement agencies would materially adversely affect the marketability of our LoJack System which would inhibit sales and harm our business.

        The LoJack System is designed to be integrated into existing law enforcement computer systems and telecommunication systems and procedures. A Vehicle Location Unit, our tracking devices installed in purchasers’ vehicles, will not be effective if the automobile in which it is installed is located in a jurisdiction where our LoJack System is not operational because we have not procured an agreement with local law enforcement agencies. We have agreements covering 23 domestic jurisdictions to varying degrees. These agreements are generally for terms of up to five years. Renewal or extension of any of these agreements may be subject to competitive bidding. We cannot guarantee that we will be able to renew or extend our existing agreements with local law enforcement agencies or obtain agreements in new target jurisdictions in the future. If we are unable to procure and maintain service contracts with local law enforcement agencies in our target markets, our financial results will be materially and adversely affected.

Our growth depends in part on the development, production and market acceptance of new products which we cannot assure you will happen successfully.

        To maintain competitiveness in our industry we must support and enhance our existing products and develop new products in response to market demands. Product development involves a high degree of risk and uncertainty due to unforeseen difficulties and costs. We may not be successful in developing, marketing and releasing new products that we believe are necessary to respond to technological developments, evolving industry standards or changing customer requirements. In addition, our new product enhancements may not adequately meet the requirements of the marketplace and may not achieve the broad market acceptance necessary to generate significant revenues. If the release date of any future products or enhancements are delayed, or if these products or enhancements fail to achieve market acceptance when released, our revenues may decrease, we may not be able to recover our costs and our competitive position may be harmed.

If our competitors develop products, systems or technologies that make our products obsolete or less competitive, our business would be harmed.

        In recent years the number of companies developing and marketing wireless communications products that have security applications used directly in vehicles has expanded considerably. We compete with other makers of stolen vehicle recovery devices. We believe we also face competition from makers of vehicle security devices, such as alarms, because they compete with us for consumer funds in the automobile security products after market.

        Several competitors or potential competitors are marketing, or have announced the development of, competitive vehicle recovery systems and products aimed at our target market. In addition, we believe that new market entrants may attempt to develop a system of theft detection or recovery that may be directly competitive with our LoJack System. Some of our existing or potential competitors have greater financial, technical, marketing, service and support resources than we have and, as a result, are able to devote greater resources to the development, promotion, sale and support of their systems and products than we are able to devote to our systems and products. If these or other competitors were to:

•	develop stolen vehicle recovery and tracking products compatible with our LoJack System;

•	market a system capable of being operated or actively monitored by law enforcement agencies; or

•	develop new and improved products or technologies that render our products or proposed products obsolete or less competitive,

competitive pressures could cause us to lose market share and require us to reduce our prices and profit margins. This could cause a decline in our revenues and adversely affect our operating results. We cannot assure you that we will be able to compete successfully against existing companies or new entrants to the marketplace.

Economic downturns could reduce the level of consumer spending within the automobile industry, which could adversely affect demand for our products and services.

        Consumer  spending in the automobile industry is often discretionary and may decline during economic downturns, when consumers have less disposable income. Approximately 91% of our domestic sales for the year ended December 31, 2003 were made through a distribution network consisting of dealers that offer our LoJack System as an option on both their new and used automobiles. Our primary focus for domestic growth involves increasing our sales through existing automobile dealer channels and markets. Consequently, any change in general economic conditions resulting in a significant decrease in dealer automobile sales could adversely impact our future revenues and earnings.

We are subject to government regulations and approvals which may limit the number of our potential customers or result in costs and delays that could impede our ability to competitively offer our services and products in the market.

        We must obtain the approval of law enforcement agencies, as well as other governmental agencies, for implementation of our LoJack System in any domestic jurisdiction. The approval process may be time consuming and costly and, in some jurisdictions, governmental approvals we obtain may be terminable by the executive or legislative body. Moreover, our LoJack System is operated by law enforcement agencies utilizing a frequency assigned by the Federal Communications Commission for that purpose. The operation of our LoJack System depends on the continued availability of the frequency which we cannot guarantee. The licensees of our LoJack System operate in international markets and will likely encounter similar or additional regulatory requirements and uncertainties under local laws. As we continue our expansion into international markets through our licensees we will face additional and varied local governmental regulations and approvals with which we must comply. Governmental regulations and approvals may limit the number of potential customers for our services or impede our ability to offer competitive services to our U.S. markets and, through our foreign licensees, to our international markets, either of which would have a negative impact on our results of operations.

Economic, political and other risks associated with the operations of our international licensees could adversely affect our revenues and earnings.

        Our licensed stolen vehicle recovery technology and rights are presently operational in 25 international countries and territories through license arrangements with our foreign licensees. We carry investments in several of, and hold sizeable receivables from, these licensees. Our international dealings in the future may be in the form of continuing to license our proprietary technology in additional international markets or in the form of equity investments in our foreign licensees. Approximately 20% of our consolidated revenues for the year ended December 31, 2003 were derived from product and component sales of our LoJack System to, and licensing and royalty revenues from, our international licensees.

        The current forecast for our revenue and profit growth is partially contingent on the continuation of our license agreements with our licensees and the success of their operations. Changes to our licensees’ existing management teams, or failure of our licensees to meet their working capital needs or execute fully on their existing business plans, could negatively impact the carrying value of our investments, collectability of our receivables and our target revenue and profits from our international segment. Moreover, our licensees’ operations expose us to risks inherent in doing business outside of the United States that our domestic competitors are not exposed to, including:

•	potentially weak protection of intellectual property rights;

•	economic and political instability;

•	import or export licensing requirements;

•	trade restrictions;

•	difficulties in collecting accounts receivable;

•	longer payment cycles;

•	unexpected changes in regulatory requirements and tariffs;

•	seasonal reductions in business activities in some parts of the world, such as during the summer months in Europe;

•	fluctuations in exchange rates; and

•	potentially adverse tax consequences.

Any of these factors could harm the operations of our licensees and, consequently, our business and operating results. Specifically, our licensees’ failure to effectively manage their growth could increase our anticipated operating costs, diminish or destroy the value of our equity investments in our licensees or delay or preclude altogether our ability to generate revenues in key international markets.

Our failure to successfully integrate businesses that we acquire could disrupt our business, dilute your holdings in us and negatively impact our future financial condition and operating results.

        The success of any acquisition depends in part on our ability to integrate the acquired company’s operations, personnel, technologies and products. On August 16, 2004, we entered into a combination agreement with Boomerang for purposes of acquiring Boomerang. In the future, we may continue to make strategic acquisitions of complementary companies, products or technologies. The integration of Boomerang, and any companies we might acquire in the future, could disrupt our business, divert our management’s attention from our core business objectives and may involve unforeseen difficulties and costs. Any of these risks could negatively impact our ability to fully realize the expected benefits of our acquisitions. We may not be able to successfully integrate any business, technology or personnel that we have acquired or that we might acquire in the future in a timely manner, or at all, and this could harm our financial condition and operating results.

We may need additional financing in the future, which could be difficult to obtain on acceptable terms or at all.

        We may require additional financing in order to make acquisitions or future investments in new technologies, products and/or international licensees or markets, or to provide needed additional working capital. We primarily finance our capital and operating needs through cash flows from operations; however, in the future we may decide to raise additional funds through public or private debt or equity financings to fund our activities. If we issue additional equity securities, your holdings in us will be diluted and the new equity securities may have rights, preferences or privileges senior to those of our common stock. In addition, if we raise funds through debt financings, we will have to pay interest and may be subject to restrictive and other covenants, which could negatively impact our business. If we cannot raise funds on acceptable terms, if and when needed, we may not be able to make strategic investments, develop or enhance our products, take advantage of acquisition and other opportunities, or otherwise respond to competitive challenges or unanticipated industry changes, any of which could have a material adverse effect on our business.

If we fail to protect and enforce our intellectual property rights, our competitiveness could be impeded and our business and operating results could be harmed.

        Our primary business strategy is to develop and market our products and technology successfully. The long term success of this strategy depends in part upon us acquiring, maintaining and protecting proprietary rights to these products and technologies. Although we seek to protect our intellectual property rights through a combination of patents, trademarks, copyrights, trade secret laws, confidentiality procedures and licensing arrangements, we cannot assure you that we will be able to protect our technology from misappropriation or infringement. Our competitors could successfully obtain exclusive intellectual property rights to technologies which they develop that are substantially equivalent or superior to our technology, which would likely hurt our market position. Moreover, we cannot assure you that any of our existing intellectual property rights will not be invalidated, circumvented, challenged or rendered unenforceable. In addition, the laws of some countries in which we offer or plan to offer our products through our foreign licensees may not protect our intellectual property rights to the same extent as the laws of the United States, increasing the possibility of piracy of our technology and products.

        It may be necessary to litigate to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation can be time consuming, distracting to management, expensive and difficult to predict. Our failure to protect or enforce our intellectual property could have an adverse effect on our business and results of operation.

If a court determines that our technology infringes on third parties’ intellectual property, we will likely face significant costs and we may lose our rights to the technology, which would harm our business.

        We may be subject to infringement claims as the number of products and competitors in our industry grows. It is possible that we will inadvertently violate the intellectual property rights of other parties, and those third parties may choose to assert infringement claims against us. If we are unsuccessful in any litigation based on a claim of infringement, in addition to exposure to substantial damages, we could be required to expend considerable resources to modify our products, to develop non-infringing technology or to obtain licenses to permit our continued use of the technology that is the subject matter of the litigation. If we are unsuccessful at these endeavors we may be enjoined from using the technology subject to the infringement claim which, depending on its importance to our product line and business, could cause us to incur substantial liabilities and could adversely affect our profits, perhaps significantly. In addition, any future litigation to defend ourselves against allegations that we have infringed the rights of others could result in substantial costs to us, impede the development and sale of the affected product or intellectual property and divert the efforts of our technical and management personnel, even if we ultimately prevail.

We depend on a limited number of third parties to manufacture and supply infrastructure components for our principal product. If our suppliers cannot provide the components or services we require, our ability to market and sell our products could be harmed.

        Currently we rely on a single supplier to manufacture our Vehicle Location Units, a critical component of our LoJack System. If our supplier fails to supply these components in a timely manner that meet our quantity, quality or cost requirements, or technical specifications, we cannot assure you that we will be able to access alternative sources of these components within a reasonable period of time or at commercially reasonable rates. A reduction or interruption in supply of the Vehicle Location Units that we purchase from this supplier, or a significant increase in the price of these units, could have a material adverse effect on our marketing and sales initiatives regarding our LoJack System, which would hurt our business objectives and financial results. We are currently working with Plextek Limited, communications technology consultants, to develop a “second generation” Vehicle Location Unit which we hope to introduce in 2005. We expect to work with multiple companies to supply the “second generation” Vehicle Location Unit in order to mitigate the risks discussed above. However, we cannot assure you that development of the “second generation” Vehicle Location Unit will be successful or that we will be able to negotiate agreements with multiple suppliers on acceptable terms.

Failure to create and maintain strategic relationships with qualified and effective third party installers could have a material adverse affect on our business.

        We have established strategic relationships with a number of organizations that we believe are critical to the cost effective distribution of our products. In 2002, we began to use automobile dealers and distributors to install Vehicle Location Units as part of various programs intended to improve the cost effectiveness and efficiencies in selling and installing Vehicle Location Units. Our use of third party installers has continued to increase since then and we expect it to increase further in the future. Failure to continue existing relationships and form new relationships with third party installers would hurt our profits and revenue growth. There is no guarantee that we will maintain these relationships or form new strategic relationships in the future. In addition, although we monitor the quality of third party installations of our products through our quality control processes, we cannot assure you that services offered by third parties will meet our standards. If we are unable to adequately address any performance issues by our third party installers we could lose sale opportunities which could harm our reputation and reduce our profits.

Risks Relating to Our Common Stock

Fluctuations in our quarterly results may lead to reduced prices for our stock.

        Fluctuations in our quarterly revenues and operating results has caused and may in the future cause substantial fluctuations in the market price of our common stock. Our quarterly results may fluctuate due to any of the risks discussed under “—Risks Relating to Our Business” including, among others:

•	slowdowns in vehicle sales;

•	loss of our principal service contracts with law enforcement agencies;

•	loss of our principal suppliers;

•	the effectiveness of our new product development initiatives;

•	the effectiveness of our integration plans for acquired companies;

•	the effectiveness of our marketing initiatives;

•	changes in pricing policies by us or our competitors; and

•	any change in general economic conditions.

These and other factors might cause our quarterly operating results in future periods to be below the expectations of securities analysts and investors. If that occurs, the market price of our common stock could decline, perhaps significantly.

Factors other than our quarterly results could cause our stock price to be volatile or decline, which may result in substantial losses for our investors.

        The market price for our common stock has been, and is likely to continue to be, volatile. Numerous factors, many of which are beyond our control, may cause the market price of our common stock to fluctuate considerably, such as:

•	downward changes in securities analysts' recommendations or earning estimates or general economic or stock market conditions;

•	announcements of new acquisitions, strategic investments, technological innovations or new products and services by us or our competitors;

•	developments or disputes concerning patent or proprietary rights of us or our competitors;

•	changes in governmental regulatory actions affecting our products or our competitors' products both in the United States and abroad; and

•	announcements of changes in pricing policies or additions or departures of key management or personnel by us or our competitors.

In addition, the stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performances of particular companies. Fluctuations in our stock price as a result of any of the foregoing factors may result in substantial losses for investors.

Sizeable future sales of our common stock may depress the share price for our common stock or prevent or delay our ability to sell equity investments in our company at competitive rates.

        If we or our shareholders sell sizeable amounts of shares of our common stock, including shares issued upon the exercise of options or in respect of the interim notes or exchangeable shares of ExchangeCo, or if the perception exists that we or our shareholders may sell a substantial number of shares of our common stock, the market price of our common stock may fall.

        In connection with our combination with Boomerang, the principal Boomerang shareholders, who hold approximately 55% of the outstanding shares of Boomerang, have agreed to accept 30% of the consideration for their Boomerang shares in the form of either interim notes or exchangeable shares of ExchangeCo. The interim notes and exchangeable shares of ExchangeCo generally entitle the holders thereof to receive one of our common shares for each interim note or exchangeable share. These principal shareholders have also agreed, subject to certain exceptions, (1) not to sell shares of our common stock or exchangeable shares of ExchangeCo for a period of 15 months following the effective time of the combination, and (2) after the expiry of the 15 month period not to sell, individually, shares of our common stock or exchangeable shares of ExchangeCo, or any combination thereof, exceeding 1% of the aggregate number of outstanding shares of our common stock and exchangeable shares of ExchangeCo during any three month period. Consequently, as these restrictions on the ability of Boomerang’s principal shareholders to freely trade shares of our common stock and exchangeable shares of ExchangeCo expire, a substantial number of these securities will become available for sale in the public market, which could have a detrimental affect on the market price of our common stock. In addition, any substantial sales of these securities in the public market might make it more difficult for us to sell equity or equity related securities in the future at a time and in a place we deem appropriate or necessary for our business objectives.

Because our directors, management and relatively few large shareholders control a majority of our voting power, these shareholders could act in a way that favors their interests to the detriment of the interests of our other shareholders.

        As of March 22, 2004, our executive officers, directors and holders of 5% or greater interests in our common stock beneficially owned over 60% of the outstanding shares of our common stock. Accordingly, these shareholders may, if they act together, exercise considerable influence over matters requiring shareholder approval, including amendments to our charter, election of our directors and approval of transactions involving an actual or potential change in our control, including transactions that might be beneficial to our other shareholders or our stock price.

Certain provisions of our governing documents and Massachusetts law might make a takeover of us more difficult, which could impede the ability of our shareholders to benefit from changes in our management and board of directors.

        Provisions in our restated articles of organization and amended by-laws and in the Massachusetts corporate law may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt which is opposed by our management and board of directors. Shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Our board of directors has the authority to issue preferred stock in the future with voting or other rights or preferences superior to those of our common stock. The issuance of preferred stock could make it more difficult for third parties to acquire a majority of our outstanding voting stock which could have the effect of delaying, deferring or preventing a change in our control that may be desired by some shareholders. Also, we have adopted a rights plan that effectively prevents any person from acquiring 15% or more of our common stock. Finally, Massachusetts law (1) prohibits us from engaging in a merger, consolidation, stock or asset sale and other specified business combinations with a shareholder who owns or owned, in the past three years, 5% or more of our voting stock unless the transaction is approved in a prescribed manner and (2) provides that any shareholder who acquires 20% or more of our outstanding voting stock may not vote that stock unless our disinterested shareholders so authorize. These provisions have the effect of discouraging third parties from attempting to acquire us or to acquire control of us, even if the attempt would result in a premium over market price for the shares of our common stock held by our shareholders. These anti-takeover provisions could substantially impede the ability of our shareholders to benefit from a change in control or to change our management and board of directors. See “Description of Our Capital Stock—Certain Provisions of Our By-Laws and Massachusetts Law.”

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. The registration statement on Form S-3, of which this prospectus forms a part, including its exhibits and schedules, and reports and other information filed by us with the SEC, may be inspected without charge and copied at prescribed rates at the SEC’s Public Reference Room at 450 Fifth Street, NW., Washington, D.C. 20549. Copies of this material are also available by mail from the Public Reference Section of the SEC, at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public

Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. You can also access this information from our website at http://www.lojack.com. The information contained on, or linked from, our website is not a part of this prospectus.

        Our common shares are traded on the Nasdaq National Market under the symbol “LOJN,” and you can review similar information concerning us at the office of the Nasdaq National Market at 1735 K Street, N.W., Washington, D.C. 20006. For further information on obtaining copies of our public filings at the Nasdaq National Market, call (212) 656-5060.

DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Later information filed with the SEC will automatically update and supersede the information we have included or incorporated by reference in this prospectus. Statements in this prospectus regarding the contents of any contract or other document may not be complete. You should refer to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus is made a part or to the documents we have incorporated by reference.

        We incorporate by reference the documents listed below and any future filings made by us after the date of the initial filing of the registration statement of which this prospectus is a part, including filings made prior to the effectiveness of the registration statement, with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until our offering of the securities made by this prospectus is completed or terminated:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004;

•	our Current Reports on Form 8-K dated May 11, 2004, August 3, 2004, August 17, 2004, September 1, 2004 and October 13, 2004;

•	our Definitive Proxy Statement on Schedule 14A filed April 14, 2004;

•	the description of our common stock contained in our registration statement on Form 8-A dated January 19, 1983, as amended by Form 8-A/As dated March 28, 1983, April 11, 1983 and June 24, 1992, including any amendment to that form that we may file in the future for the purpose of updating the description of our common stock; and

•	the description of our preferred share purchase rights contained in our registration statement on Form 8-A dated December 20, 1999, including any amendment to that form that we may file in the future for the purpose of updating the description of our preferred share purchase rights.

        As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies among the documents, or between any of the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference in this prospectus.

        We will provide you with a copy of any documents we have incorporated by reference in this prospectus, including exhibits, except for those exhibits which are not specifically incorporated by reference in those documents. You may obtain this information at no cost by writing or telephoning us at: 200 Lowder Brook Drive, Suite 1000, Westwood, Massachusetts 02090, (781) 251-4700, Attention: Investor Relations.

FORWARD-LOOKING STATEMENTS

        This prospectus contains or incorporates historical information and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. Statements looking forward in time are included in this prospectus pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act and the federal securities laws. They involve known and unknown risks and uncertainties that may cause our actual results in future periods to be materially different from any future performance suggested herein, including all of the risks and uncertainties discussed under “Risk Factors” and elsewhere in this prospectus. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements and you should therefore not rely on these forward-looking statements, which are applicable only as of the date hereof.

        We urge you to consider that statements that use the terms “believe,” “expect,” “plan,” “intend,” “estimate,” “anticipate,” “project” and similar expressions are intended to identify forward-looking statements. These statements reflect our views, current as of the time expressed, with respect to future events and are based on assumptions and are subject to risks and uncertainties.

        Except as required by applicable law, including the securities laws of the United States, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise and we disclaim any obligation to publicly revise any such statements to reflect any change in expectations or in events, conditions, or circumstances on which any such statements may be based. To the extent forward-looking statements that we incorporate by reference express views as to particular events, conditions or circumstances that may conflict or be inconsistent with each other, the most recent of such statements supersedes earlier views.

USE OF PROCEEDS

        Because the shares of our common stock offered by this prospectus will be issued only in respect of the interim notes and exchangeable shares of ExchangeCo, we will not receive any cash proceeds from this offering.

PLAN OF DISTRIBUTION

        We will distribute the shares of our common stock covered by this prospectus only in connection with:

•	transfer of the interim notes of ExchangeCo to a wholly-owned Canadian subsidiary of ours which we refer to as CallCo,

•	exercise of the retraction right by a holder of exchangeable shares of ExchangeCo,

•	redemption of the exchangeable shares of ExchangeCo,

•	purchase of the exchangeable shares of ExchangeCo by private agreement between ExchangeCo and a holder of exchangeable shares,

•	liquidation, dissolution or winding-up of ExchangeCo,

•	liquidation, dissolution or winding-up of our company, and/or

•	exercise of our call right in connection with certain changes in applicable Canadian tax law;

in each case, subject to applicable law, the provision of customary documentation and the terms of the Combination Agreement and related plan of arrangement and the exchangeable shares, as applicable. In connection with any retraction, redemption, purchase or other payment in respect of exchangeable shares described in this prospectus, the holders of the related exchangeable shares will generally be entitled to receive an amount per exchangeable share equal to the current market price for a share of our common stock, which will be fully paid and satisfied by the delivery by us, ExchangeCo or CallCo, as applicable, of one share of our common stock, plus all dividends due or otherwise payable on an exchangeable share at the time of acquisition. In connection with the purchase of exchangeable shares by private agreement, consideration will be in accordance with negotiated terms.

        No broker, dealer or underwriter has been engaged in connection with the distribution of the shares of our common stock covered by this prospectus. We will pay all expenses incurred in connection with the distribution described in this prospectus.

Transfer of Interim Notes

        Under the plan of arrangement, the interim notes of ExchangeCo will be automatically transferred to CallCo. In exchange for each interim note, CallCo will deliver or cause to be delivered one of our common shares to the holder of the interim note.

Exercise of Retraction Right

        Subject to the exercise by CallCo of the retraction call right described below, a holder of exchangeable shares of ExchangeCo is entitled at any time, pursuant to its retraction rights, to require ExchangeCo to redeem any or all of the exchangeable shares owned by the holder. A holder of exchangeable shares may retract the holder’s exchangeable shares by presenting to ExchangeCo or its transfer agent a duly executed retraction request:

•	specifying the number of exchangeable shares the holder desires to retract,

•	stating the retraction date on which the holder desires to have ExchangeCo redeem the exchangeable shares, and

•	acknowledging the retraction call right of CallCo.

        When a holder of exchangeable shares makes a retraction request, CallCo will have an overriding retraction call right to purchase all but not less than all of the exchangeable shares subject to the retraction request. If CallCo exercises its retraction call right, and provided that the retraction request is not revoked by the holder in the manner described below, CallCo will acquire the retracted shares on the retraction date.

        A holder may withdraw a retraction request by giving notice in writing to ExchangeCo at any time prior to the close of business on the business day immediately preceding the requested retraction date, in which case the retracted shares will neither be redeemed by ExchangeCo nor purchased by CallCo.

        If, as a result of solvency requirements or law applicable to ExchangeCo, ExchangeCo is not permitted to redeem all of the retracted shares tendered by a retracting holder, and provided CallCo does not exercise its retraction call right with respect to such retracted shares, ExchangeCo will redeem only those retracted shares tendered by the holder (rounded down to a whole number of shares) as would not violate the solvency requirements or law applicable to ExchangeCo. In these circumstances, the retracting holder of exchangeable shares will be entitled to instruct the trustee under a voting and exchange trust agreement relating to the exchangeable shares to exercise an exchange right with respect to the exchangeable shares subject to the retracting holder’s retraction request, thereby requiring us to purchase such exchangeable shares from the retracting holder.

Redemption of the Exchangeable Shares

        Subject to the exercise by CallCo of the redemption call right described below, ExchangeCo may redeem all, but not less than all, of the then outstanding exchangeable shares:

•	at any time on or after the seventh anniversary of the effective time of our combination with Boomerang,

•	at such time as there shall be fewer than 100,000 exchangeable shares outstanding, other than exchangeable shares held by us or our affiliates,

•	upon or in connection with a proposal regarding a merger, amalgamation, tender offer, material sale of shares or rights or interests therein or thereto or similar transaction involving us; provided that the board of directors of ExchangeCo determines that it is not reasonably practicable to substantially replicate the terms and conditions of the exchangeable shares and that the redemption of the outstanding exchangeable shares is necessary to enable the completion of the transaction,

•	upon the occurrence of an event in which holders of exchangeable shares are entitled to vote as shareholders of ExchangeCo in order to approve or disapprove, as applicable, any change to the exchangeable shares or any change in the rights of the holders of the exchangeable shares, where the approval or disapproval, as applicable, of such change would be required to maintain the economic and legal equivalence of the exchangeable shares and shares of our common stock, or

•	upon the occurrence of any other event in which holders of exchangeable shares are entitled to vote as shareholders of ExchangeCo under applicable law; provided thatthe board of directors of ExchangeCo determines that it is not reasonably practicable to accomplish the business purpose relating to the event (which business purpose must be bona fide and not for the primary purpose of causing the occurrence of a redemption date) in any other commercially reasonable manner that does not entitle the holders of exchangeable shares to vote as shareholders of ExchangeCo.

        CallCo will have an overriding redemption call right to purchase on any redemption date all, but not less than all, of the exchangeable shares then outstanding. Upon the exercise of the redemption call right, holders will be obligated to sell all of their exchangeable shares to CallCo.

Purchase by Private Agreement

        ExchangeCo may at any time and from time to time purchase for cancellation all or any part of the outstanding exchangeable shares, by private agreement with any holder of exchangeable shares, for consideration consisting of our common shares. In addition, ExchangeCo may from time to time purchase for cancellation all or any part of the outstanding exchangeable shares by tender to all holders of record of exchangeable shares then outstanding at any price per share.

The liquidation, dissolution or winding-up of ExchangeCo

        On the liquidation, dissolution or winding-up of ExchangeCo, or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding-up its affairs, holders of the exchangeable shares will be entitled to, subject to the exercise by CallCo of the liquidation call right described below, preferential rights to receive from the assets of ExchangeCo, for each exchangeable share held, an amount equal to the current market price of a share of our common stock, which will be fully paid and satisfied by the delivery of one share of our common stock, plus all dividends due or otherwise payable on such exchangeable share at the time of liquidation.

        When a liquidation, dissolution or winding-up of ExchangeCo occurs, CallCo will have an overriding liquidation call right to purchase all, but not less than all, of the exchangeable shares outstanding on the liquidation date.

        When an insolvency event occurs with respect to ExchangeCo, and while it continues, each holder of exchangeable shares will be entitled to instruct the trustee under a voting and exchange trust agreement relating to the exchangeable shares to exercise an exchange right with respect to the exchangeable shares held by such holder, thereby requiring us to purchase such exchangeable shares from the holder.

The liquidation, dissolution or winding-up of our company

        In order for the holders of exchangeable shares to participate on a pro rata basis with the holders of our common stock in the distribution of our assets, on the fifth business day prior to the effective time of any voluntary or involuntary liquidation, dissolution or winding-up proceedings or any other distribution of assets among our shareholders for the purpose of winding up our affairs, each exchangeable share will, pursuant to an automatic exchange right, automatically be purchased by us.

Exercise of our Call Right

        If changes are enacted to applicable Canadian tax law such that the sale of exchangeable shares to us would qualify as a tax deferred transaction for Canadian resident holders of exchangeable shares, we will have a call right to purchase all, but not less than all, of the exchangeable shares outstanding. In order to exercise our call right, we are required to provide the trustee under a voting and exchange trust agreement relating to the exchangeable shares an unqualified opinion of Canadian counsel that, among other things, no Canadian federal or provincial tax will be triggered in the hands of a Canadian holder of exchangeable shares upon the exercise of our call right.

DESCRIPTION OF OUR CAPITAL STOCK

        The following is a summary description of the material terms of our capital stock. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our restated articles of organization and bylaws, copies of which have been filed with the SEC. See “Where You Can Find More Information.”

        Our authorized capital stock consists of 35,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share, 10,000 shares of which are designated Series A Preferred Stock, 350,000 shares of which are designated Series B Junior Participating Preferred Stock, which we refer to as Series B Preferred Stock and 1 share of which is designated Special Voting Preferred Stock. As of October 5, 2004, there were 15,601,759 shares of common stock outstanding and no shares of Series A Preferred Stock, Series B Preferred Stock or Special Voting Preferred Stock outstanding.

Common Stock

        Except as otherwise expressly provided with respect to our preferred stock, our common shareholders have exclusive voting power for all purposes. Each share of our common stock entitles the shareholder to one vote on all matters submitted to a vote of the shareholders. Our common shareholders do not have cumulative voting rights in the election of our directors. Subject to any preferences that may be granted to any outstanding shares of preferred stock, our common shareholders are entitled to receive ratably dividends declared by our board of directors out of legally available funds and any distributions to the shareholders. In the event of our liquidation, dissolution or winding up, our common shareholders are entitled to share ratably in all assets remaining after the payment of liabilities and the payment of any liquidation preferences to outstanding shares of preferred stock. Our common shareholders have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to shares of our common stock. All outstanding shares of our common stock are validly issued, fully paid and nonassessable.

Preferred Stock

        Subject to limitations prescribed by law and by our charter, our board of directors is authorized to determine the preferences, voting power, qualifications and special or relative rights or privileges of any preferred stock that we may issue. Thus, our board of directors, without shareholder approval, could authorize the issuance of additional preferred stock with voting, conversion and other rights that could adversely affect the voting power and other rights of our common shareholders or that could have the effect of delaying, deterring or preventing a change in our control.

Series A Preferred Stock

        We currently have 10,000 shares of Series A Preferred Stock authorized, none of which are issued and outstanding. Shares of Series A Preferred Stock are redeemable and rank prior to our common stock, and to any other series of preferred stock that is or may be issued, with respect to the payment of dividends and the distribution of assets. Shares of Series A Preferred Stock are currently convertible into common stock at a ratio of 1.82 shares of common stock per share of Series A Preferred Stock. Each share of Series A Preferred Stock entitles the holder to vote on all matters submitted to a vote of the shareholders, voting together with our common shareholders on an as converted basis.

        Each share of Series A Preferred Stock entitles the holder to receive cumulative dividends at the rate of $1.00 per share per annum, payable in cash semi-annually, without interest. The holders of Series A Preferred Stock are entitled to a liquidation preference of $10.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, before we make any payments to holders of our capital stock ranking junior to the Series A Preferred Stock. The liquidation preference is payable upon our liquidation, dissolution or winding up, or in the event of a consolidation or merger which is not a stock for stock merger and does not result in the holders of our common stock owning a majority of all classes of capital stock of the surviving corporation. The rights of the Series A Preferred Stock shareholders with respect to dividends, conversion, liquidation and voting, and in the event of certain mergers and consolidations, are protected by antidilution provisions. We do not expect to issue any shares of Series A Preferred Stock in the future.

Series B Preferred Stock

        We currently have 350,000 shares of Series B Preferred Stock authorized, none of which are issued and outstanding. Shares of our Series B Preferred Stock are nonredeemable and rank junior to all other series of our preferred stock with respect to the payment of dividends and the distribution of assets. Each share of our Series B Preferred Stock entitles the holder to 100 votes on all matters submitted to a vote of the shareholders, voting together with the common shareholders.

        Each share of our Series B Preferred Stock entitles the holder to receive cumulative dividends equal to 100 times the total per share dividends paid to holders of our common stock after the first issuance of our Series B Preferred Stock and includes dividends payable in cash or other property, except for dividends payable in shares of our common stock. Any dividends payable to holders of our Series B Preferred Stock are subject to any prior and superior rights of the holders of any other class or series of our preferred stock. Any accrued but unpaid dividends payable to holders of our Series B Preferred Stock shall not bear interest.

        The holders of our Series B Preferred Stock are entitled to a liquidation preference in the amount of $4,200 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, before we make any payments to holders of shares of our capital stock ranking junior to our Series B Preferred Stock. The liquidation preference is payable in the event of our liquidation, dissolution or winding up.

        In the event of any consolidation, merger, combination or other transaction in which our common shares are exchanged for or changed into other stock or securities, cash or any other property, each share of our Series B Preferred Stock shall be similarly exchanged for an amount per share equal to 100 times the total amount of shares, securities, cash or any other property, into which or for which each common share is exchanged.

        The rights of the holders of the shares of our Series B Preferred Stock with respect to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by antidilution provisions.

Rights Agreement

        In connection with the adoption of our Rights Agreement, our board of directors declared a dividend distribution of one preferred share purchase right, or a Right, for each outstanding share of our common stock. Currently, the Rights are attached to all of our common stock certificates and no separate certificates have been distributed. The Rights Agreement may have the effect of delaying, deferring or preventing a change in our control.

        Under the Rights Agreement, each of our common shares issued before a distribution date, as described below, and under certain subsequent circumstances after a distribution date, will be issued along with a Right. Each Right entitles the holder to purchase from us one one-hundredth of a share of our Series B Preferred Stock, or in certain circumstances, to receive cash, property, or shares of our common stock or other securities, for $42.00 per one one-hundredth of a share of our Series B Preferred Stock, as adjusted. The purchase price payable and the number of shares of our Series B Preferred Stock, or the amount of cash, property or other securities, issuable upon exercise of the Rights are protected by anti-dilution provisions.

        The Rights are not currently exercisable and will not separate from our common shares until the occurrence of a distribution date. Until a Right is exercised the holder of the Right will have no rights as a shareholder. The Rights will expire at the close of business on December 17, 2009, unless we have previously redeemed them, which we may do in whole, but not in part, at any time until 10 days following the share acquisition date.

        Under the Rights Agreement, a “distribution date” will occur 10 business days following either a public announcement by us that a person or group of affiliated or associated persons is an acquiring person, the date of announcement being the “share acquisition date”, or the commencement of a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

        Under the Rights Agreement, an “acquiring person” is a person or group of affiliated or associated persons, other than us and our affiliates, that has acquired, or has obtained the right to acquire, beneficial ownership of 15% or more of our outstanding common shares.

        In the event that a person becomes an acquiring person, except pursuant to a tender or exchange offer deemed to be a “fair offer” by majority of our outside directors, each holder of a Right will have the right to receive that number of our common shares, or, in certain circumstances, cash, property or other of our securities having a market value of two times the exercise price of the Right. We refer to this event as a “flip-in event.” After a flip-in event, all Rights that are, or were, beneficially owned by any acquiring person will, under the circumstances specified in the Rights Agreement, be null and void. Rights will not be exercisable following any flip-in event until the Rights are no longer redeemable by us.

        In the event that, at any time on or after the share acquisition date:

•	we are acquired in a merger or other business combination transaction, other than one which follows a fair offer,

•	we take part in a merger or other business combination transaction, other than one which follows a fair offer, in which our common shares are changed or exchanged, or

•	50% or more of our assets or earning power is sold or transferred;

each holder of a Right, except those previously voided, will have the right to receive that number of our common shares having a market value of two times the exercise price of the Right. We refer to this occurrence as a “flip-over event.”

Special Voting Preferred Stock

        Our board of directors has designated one authorized share of our preferred stock as Special Voting Preferred Stock, or our special voting share. The special voting share will be issued to the trustee appointed under a voting and exchange trust agreement among us, Boomerang and a voting trustee to be entered into the date of the consummation of our combination with Boomerang. Except as otherwise required by law or our restated articles of organization, the special voting share will be entitled to a number of votes equal to the number of outstanding exchangeable shares of ExchangeCo from time to time not owned by us or our affiliates, which votes may be exercised for the election of directors and on all other matters submitted to a vote of our shareholders. The holders of shares of our common stock and the holder of the special voting share will vote together as a single class on all matters, except to the extent voting as a separate class is required by applicable law or our restated articles of organization. The holder of the special voting share will not be entitled to receive any dividends from us and, in the event of any liquidation, dissolution or winding up of our company, will receive an amount equal to the par value of such share. At such time as there are no exchangeable shares outstanding not owned by us or our affiliates, and there are no shares of stock, debt, options or other agreements of ExchangeCo that could give rise to the issuance of any exchangeable shares to any person, other than us or our affiliates, the special voting share will be redeemed for nominal consideration.

Certain Provisions of Our By-Laws and Massachusetts Law

        Our by-laws may be amended at any annual or special meeting of shareholders holding a majority of our voting shares or by a majority of our board of directors. In addition, our by-laws provide that our board of directors may, at any time by a majority, increase the number of directors which constitute our board of directors and may fill the resulting vacancy or vacancies. Any new directors are to serve until the next annual meeting of our shareholders and until the election and qualification of their successors. Our by-laws do not require shareholder approval for any extraordinary transaction, except as required by law.

        Article 6E of our restated articles of organization provide that none of our directors will be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except that this limitation will not eliminate or limit the liability of a director:

•	for any breach of the director's duty of loyalty to us or our shareholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 61 or 62 of Chapter 156B of the Massachusetts General Laws relating to liability for unauthorized distributions and loans to insiders, respectively (as of July 1, 2004, we became subject to Section 2.02(b)(4) of Chapter 156D of the Massachusetts General Laws, which prohibits a corporation from including a provision in its articles of organization eliminating or limiting director liability for improper distributions to shareholders); or

•	for any transaction from which the director derived an improper personal benefit.

        We are subject to Chapter 110F of the Massachusetts General Laws, an anti-takeover law. In general, this statute prohibits a publicly held Massachusetts corporation from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person becomes an interested shareholder, unless either:

•	prior to that date, our board of directors approves either the business combination or transaction in which the person becomes an interested shareholder; or

•	the interested shareholder acquires, in the transaction in which the person becomes an interested shareholder, at least 90% of our outstanding voting stock, excluding shares held by our directors who also serve as our officers and by certain employee stock plans; or

•	the business combination is approved by both our board of directors and the holders of two-thirds of our outstanding voting stock, excluding shares held by the interested shareholder, voting at a meeting.

        The Massachusetts General Laws defines the term “business combination” to include a merger, consolidation, stock or asset sale, and any other transaction with the interested shareholder resulting in a financial benefit to the interested shareholder, except proportionately as a shareholder of the corporation. An “interested shareholder” is generally a person who, together with affiliates and associates, owns, or within three years, owned, 5% or more of our voting stock.

        We may at any time amend our restated articles of organization or by-laws to elect not to be governed by Chapter 110F provided that holders of at least a majority of our voting stock approve the amendment. An amendment would not be effective for 12 months and would not apply to a business combination with any person who became an interested shareholder on or prior to the date of the amendment.

        We are also subject to Chapter 110D of the Massachusetts General Laws which generally provides that any shareholder who acquires 20% or more of the outstanding voting stock of a publicly held corporation subject to the statute may not vote that stock unless the disinterested shareholders of the corporation so authorize. Our board of directors may amend our restated articles of organization or by-laws at any time to exclude us from this statute prospectively.

LEGAL MATTERS

        Sullivan & Worcester LLP, Boston, Massachusetts, has opined on the validity of the shares of common stock being offered pursuant to this prospectus.

EXPERTS

        The consolidated financial statements of LoJack Corporation incorporated in this prospectus by reference from LoJack Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

        The consolidated financial statements of Boomerang Tracking Inc. incorporated in this prospectus by reference from LoJack Corporation’s Current Report on Form 8-K dated October 13, 2004 have been audited by RSM Richter LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

        Set forth below is an estimate (except in the case of the registration fee), subject to future contingencies, of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the common stock registered hereby. All of the amounts shown will be borne by LoJack Corporation (“LoJack” or the “Company”).

SEC Registration Fee	$2,600
Transfer Agent Fees	2,000
Printing Expenses	2,400
Legal Fees and Expenses	150,000
Accounting Fee and Expenses	20,000
Miscellaneous Fees and Expenses	--
Total	$177,000

Item 15. Indemnification of Directors and Officers

        Article 6B of our restated articles of organization provides that we will, to the fullest extent legally permissible, indemnify current and former directors and officers and any person who has, at our request, served as a director, trustee, officer, employee or other agent of another organization or employee benefit plan. Article 6B provides for indemnification against all liabilities, including amounts paid in satisfaction of judgments, fines, penalties, and expenses, including legal fees, reasonably incurred in connection with the defense or disposition of any action, suit or other proceeding, except with respect to any matter in which the person to be indemnified is adjudicated not to have acted in good faith in the reasonable belief that his action was in our best interests. If, however, a matter is disposed of by a compromise payment pursuant to a consent decree or otherwise, no indemnification shall be provided unless (1) such compromise is approved by a disinterested majority of our current directors or by holders of a majority of our outstanding common stock, or (2) a majority of our directors request and obtain a legal opinion from independent legal counsel to the effect that the person to be indemnified appears to have acted in good faith in the reasonable belief that the person’s action was in our best interests.

        Section 8.51 of Chapter 156D of the Massachusetts General Laws provides that a corporation may indemnify a present or former director against liability if he conducted himself in good faith, reasonably believed that his conduct was in, or at least not opposed to, the best interests of the corporation and, in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

        Section 2.02(b)(4) of Chapter 156D provides that a corporation’s articles of organization may eliminate or limit the personal liability of a director to a corporation for monetary damages for breach of fiduciary duty as a director, regardless of any provision of law imposing any liability, as long as the provision does not eliminate or limit the liability of a director:

•	for any breach of the director's duty of loyalty to the corporation or its shareholders,

•	for acts or omissions not in good faith and which involve intentional misconduct or a knowing violation of law,

•	for improper distributions to shareholders, or

•	for any transaction from which the director derived an improper personal benefit.

        Under Sections 8.53 and 8.56 of Chapter 156D, a corporation may agree to advance funds to pay for, or reimburse the reasonable expenses incurred by, a director or officer who is a party to a proceeding because he is a director or officer, before final disposition of a proceeding, if he delivers to the corporation: (1) a written affirmation of his good faith belief that he has met the relevant standard of conduct; and (2) his written undertaking to repay any amounts advanced if it is later determined that he is not entitled to indemnification with regard to the proceeding for which the expenses were advanced and it is ultimately determined that he has not met the relevant standard of conduct.

        Section 8.52 of Chapter 156D requires a corporation to indemnify a director against reasonable expenses who is successful, on the merits or otherwise, in his defense of any proceeding to which he was a party because he was a director of the corporation.

        Section 8.56 of Chapter 156D allows corporations to indemnify officers to the same extent as directors and to such greater extent as may be provided by the corporation’s articles of organization or bylaws, a resolution of the corporation’s board of directors or contract, except for liability arising out of acts or omissions that are not in good faith and which involve intentional misconduct or a knowing violation of law.

        Section 8.57 of Chapter 156D also affords a Massachusetts corporation the power to obtain and maintain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities or incurred while serving at the corporation’s request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign entity, regardless of whether or not the corporation would have the power to indemnify or advance expenses to such person against the same liability. We have obtained insurance covering our directors and officers against losses and insuring us against certain of our obligations to indemnify our directors and officers.

Item 16. Exhibits

Exhibit Number	Exhibit

2.1	Combination Agreement, dated as of August 16, 2004, by and among LoJack Corporation, 4246624 Canada Inc. and Boomerang Tracking Inc. (incorporated by reference to our Current Report on Form 8-K dated October 13, 2004).
2.2	Principal Shareholders Voting Agreement, dated as of August 16, 2004, by and among LoJack Corporation, 4246624 Canada Inc., Automobility Inc., Andre Boulay, Peter Lashchuk and Robert Nelson (incorporated by reference to our Current Report on Form 8-K dated October 13, 2004).
3.1	Restated Articles of Organization, as amended. (incorporated by reference to our Current Report on Form 8-K dated October 13, 2004).
3.2	Amended By-Laws (incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended February 29, 1992).
4.1	Amended Specimen of Common Share Certificate (incorporated by reference to our Form S-1/A, File No. 2-98609 filed on August 8, 1985).
4.2	Rights Agreement, dated December 17, 1999, between the Company and American Stock Transfer and Trust Company (incorporated by reference to our registration statement on Form 8-A dated December 20, 1999).
5.1	Opinion of Sullivan & Worcester LLP as to the legality of the securities (filed herewith).
23.1	Consent of Sullivan & Worcester LLP (included in Exhibit 5.1) (filed herewith).
23.2	Consent of Deloitte & Touche LLP (filed herewith).
23.3	Consent of RSM Richter LLP (filed herewith).
24.1	Power of Attorney (included on signatures pages) (filed herewith).

Item 17. Undertakings

        (a)        The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)        The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual reports of LoJack Corporation pursuant to Section 13(a) or Section 15(d) of the Securities Exchange of 1934 that is incorporated by reference in this registration statement, if any, shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Westwood, Commonwealth of Massachusetts, on October 13, 2004.

LOJACK CORPORATION By: /s/ Ronald J. Rossi Ronald J. Rossi Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated. The undersigned officers and directors of LoJack Corporation hereby severally constitute and appoint Ronald J. Rossi, Joseph F. Abely and Thomas A. Wooters, and each of them acting singly, our true and lawful attorneys to sign for us and in our names in the capacities indicated below any and all amendments or supplements, whether pre-effective or post-effective, to this registration statement on Form S-3 (including, without limitation, any registration statement and post-effective amendment thereto filed pursuant to Rule 462(b) under the Securities Act) and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting unto each of said attorneys, acting singly, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming our signatures to said amendments to this registration statement signed by our said attorneys and all else that said attorneys may lawfully do and cause to be done by virtue hereof.

Signature	Title	Date

/s/ Ronald J. Rossi Ronald J. Rossi	Director, Chairman, and Chief Executive Officer	October 13, 2004

/s/ Joseph F. Abely Joseph F. Abely	Director, President, Chief Operating Officer and Treasurer	October 13, 2004

_________________ John H. MacKinnon	Director	October ___, 2004

/s/ Robert J. Murray Robert J. Murray	Director	October 13, 2004

/s/ Larry C. Renfro Larry C. Renfro	Director	October 13, 2004

_________________ Robert L. Rewey	Director	October ___, 2004

/s/ Harvey Rosenthal Harvey Rosenthal	Director	October 13, 2004

/s/ Lee T. Sprague Lee T. Sprague	Director	October 13, 2004

/s/ Keith E. Farris Keith E. Farris	Vice President of Finance and Chief Financial Officer	October 13, 2004

INDEX TO EXHIBITS

Exhibit Number	Exhibit

2.1	Combination Agreement, dated as of August 16, 2004, by and among LoJack Corporation, 4246624 Canada Inc. and Boomerang Tracking Inc. (incorporated by reference to our Current Report on Form 8-K dated October 13, 2004).
2.2	Principal Shareholders Voting Agreement, dated as of August 16, 2004, by and among LoJack Corporation, 4246624 Canada Inc., Automobility Inc., Andre Boulay, Peter Lashchuk and Robert Nelson (incorporated by reference to our Current Report on Form 8-K dated October 13, 2004).
3.1	Restated Articles of Organization, as amended. (incorporated by reference to our Current Report on Form 8-K dated October 13, 2004).
3.2	Amended By-Laws (incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended February 29, 1992).
4.1	Amended Specimen of Common Share Certificate (incorporated by reference to our Form S-1/A, File No. 2-98609 filed on August 8, 1985).
4.2	Rights Agreement, dated December 17, 1999, between the Company and American Stock Transfer and Trust Company (incorporated by reference to our registration statement on Form 8-A dated December 20, 1999).
5.1	Opinion of Sullivan & Worcester LLP as to the legality of the securities (filed herewith).
23.1	Consent of Sullivan & Worcester LLP (included in Exhibit 5.1) (filed herewith).
23.2	Consent of Deloitte & Touche LLP (filed herewith).
23.3	Consent of RSM Richter LLP (filed herewith).
24.1	Power of Attorney (included on signatures pages) (filed herewith).